Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Twilio Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.

The Company acquired SendGrid, Inc. (SendGrid) during fiscal 2019, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, SendGrid’s internal control over financial reporting associated with $271.4 million, or 5%, of the Company’s total assets and $177.1 million, or 16%, of revenue included in the consolidated financial statements as of and for the year ended December 31, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of SendGrid.

Our report on the consolidated financial statements refers to the adoption of Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 842, Leases, as of January 1, 2019.

/s/ KPMG LLP

Santa Clara, California
March 2, 2020